U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 27, 2017

INTEGER HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16137	16-1531026
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2595 Dallas Parkway, Suite 310, Frisco, Texas	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (214) 618-5243

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) and (e).     On February 27, 2017, Integer Holdings Corporation (the “Company”) announced the appointment of Gary Haire, age 46, as the Company’s Executive Vice President and Chief Financial Officer, effective as of May 1, 2017. Mr. Haire has served as Chief Financial Officer for Rexel North America since September 2014, and had served as Chief Financial Officer for Shale-Inland Holdings, LLC (now FloWorks International LLC) from January 2013 to August 2014. From 2003 to 2012, he served in various roles at Tyco International, the most recent of which was Global Vice President, Finance for Tyco Valves & Controls (Pentair) from 2010 to 2012. Mr. Haire replaces Michael Dinkins, who will retire as the Company’s Executive Vice President and Chief Financial Officer on March 3, 2017. Prior to Mr. Haire’s start date with the Company, Thomas J. Mazza, the Company’s Vice President, Corporate Controller and Principal Accounting Officer, will also serve as the Company’s interim Chief Financial Officer.

In connection with Mr. Haire’s employment as Executive Vice President and Chief Financial Officer, Mr. Haire will receive an annual base salary of $420,000, annual eligibility under the Company’s short term cash incentive plan equal to 65% of his annual salary at target and 150% of his annual target at maximum payout, annual eligibility beginning in fiscal year 2018 for long-term incentive equity awards, and will be eligible to participate in the Company’s health, profit sharing, retirement and other benefit plans and programs generally offered to its executives. In connection with his appointment, Mr. Haire will be granted an equity award valued at $600,000 in the aggregate consisting of (i) $300,000 in value of restricted stock units vesting in equal installments over three years beginning on the last day of fiscal year 2017 and (ii) non-qualified stock options valued at $300,000 vesting in equal installments over three years beginning on the last day of fiscal year 2017. If Mr. Haire’s employment is terminated by the Company for any reason other than cause, he will receive a lump sum payment equal to one year of annual base salary and the amount of the Company’s contribution to his medical insurance for one year. Mr. Haire will also enter into a change of control agreement with the Company that provides for continued employment with the same base salary, annual cash incentive and benefits for two years following a change of control. Under this agreement, if terminated within six months following a change of control, other than by reason of death, disability or cause, or on a voluntary termination for good reason, Mr. Haire would be entitled to receive two times annual base salary, two times the greater of his average cash bonus for the three year period prior to termination or the current year short term incentive plan target bonus, $25,000 for outplacement services, continued coverage under the Company’s medical and other benefit plans for a period of two years and accelerated vesting of equity awards other than performance-based awards, which performance-based awards would vest based on actual performance through the date of the change of control and includes a two year post-employment non-compete covenant.

In connection with Mr. Dinkins’ retirement, the Company expects to enter into a separation agreement with Mr. Dinkins under which (i) he will receive a lump sum cash severance payment in the amount of $425,024, (ii) all of the outstanding time-based equity awards held by Mr. Dinkins shall, in accordance with the terms of the Company’s stock incentive plans, become fully and immediately vested and exercisable and (iii) all of the outstanding performance-based equity awards held by Mr. Dinkins shall, in accordance with the terms of the Company’s stock incentive plans, vest on a pro-rated basis based upon achievement of the performance goals. The severance benefits described above are set forth in and is subject to Mr. Dinkins signing the separation agreement, which contains customary provisions including releases.

A copy of the press release announcing Mr. Haire’s appointment is attached as exhibit 99.1 to this report and incorporated herein by this reference.

Item 9.01.     Financial Statements and Exhibits.

(d)         Exhibits

99.1 Press Release dated February 27, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	February 28, 2017	INTEGER HOLDINGS CORPORATION

		By:	/s/ Timothy G. McEvoy
Timothy G. McEvoy
Senior Vice President, General Counsel & Secretary